SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

April 27, 2010

Office Of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated April 27, 2010 of Urban Barns Foods Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Saturna Group Chartered Accountants, LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Seale and Beers, CPAs
Seale and Beers, CPAs
Las Vegas, Nevada

Seale and Beers, CPAs                      PCAOB & CPAB Registered Auditors
50 S. Jones Blvd, Ste 202, Las Vegas, NV  89107 (888)727-8251 Fax: (888)782-2351